Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Eurand N.V. (“Eurand”) by affiliates of Axcan Intermediate Holdings Inc. (“Axcan,” the “Company,” “we,” “us” or “our”) and the related transactions, including the execution of our amended and restated senior secured credit facilities (consisting of a Senior Secured Term Loan Facility and a Senior Secured Revolving Credit Facility) and any borrowings thereunder, the equity investment by TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., TPG Biotechnology Partners II, L.P., TPG Axcan Co-Invest, LLC, and TPG Axcan Co-Invest II, LLC (collectively, the “Sponsors”) and certain co-investors, payoff of certain indebtedness of Axcan, and the payment of any related fees and expenses (collectively, the “Transactions”) on the basis described below.

The unaudited pro forma condensed consolidated financial statements have been prepared based on certain pro forma adjustments to Axcan’s and Eurand’s historical financial statements, using (1) the audited consolidated financial statements of Axcan as of and for the year ended September 30, 2010, (2) the audited consolidated financial statements of Eurand for the fiscal year ended December 31, 2009 and the unaudited consolidated financial statements of Eurand for the nine months ended September 30, 2009 and 2010, (3) the preliminary purchase price allocation of the Eurand acquisition, a summary of which is included in Note B to the unaudited pro forma condensed consolidated balance sheet, and (4) the assumptions and adjustments described in the notes accompanying these unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 has been prepared as if the Transactions had closed as of that date. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2010 has been prepared as if the Transactions had occurred on October 1, 2009.

The historical financial statements of Eurand are presented in Euro. For the purposes of presenting the unaudited pro forma consolidated financial statements, the balance sheet of Eurand at September 30, 2010 has been translated into U.S. dollars using an exchange rate of one Euro to 1.360 U.S. dollars. The historical information of Eurand for the twelve months ended September 30, 2010 has been derived by taking its historical audited statement of operations for the year ended December 31, 2009, plus its historical unaudited statement of operations for the nine months ended September 30, 2010, less its historical unaudited statement of operations for the nine months ended September 30, 2009. Such derived statements of operations of Eurand for the 12 months ended September 30, 2010 have been translated into U.S. dollars at the average rate of one Euro to 1.356 U.S. dollars.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually closed on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in the respective filings of Axcan and Eurand with the Securities and Exchange Commission, including Eurand’s annual report on Form 20-F and periodic reports on Form 6-K and the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case together with all amendments thereto, including the risk factors and our and Eurand’s audited and unaudited consolidated financial statements and the notes thereto included therein.

The Transactions will be accounted for using the acquisition accounting method pursuant to FASB Accounting Standards Codification 805, “Business Combinations.” The pro forma information presented, including allocations of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and available information and assumptions, and may be revised as additional information becomes available. The actual adjustments to our consolidated financial statements will depend on a number of factors, including additional information available and our net assets on February 11, 2011, the closing date of the Transactions (the “Closing Date”), which may change as a result of final valuations of certain of our assets, including inventory and intangible assets. Therefore, the actual adjustments may differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this Amendment No. 1 to our Current Report on Form 8-K, we have not completed the valuation studies necessary to estimate the fair values of the assets we expect to acquire and liabilities we expect to assume and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note B under “Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet,” to the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets that existed on the Closing Date. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the consolidated financial statements, including a change to goodwill. Such change could be material.

The unaudited pro forma condensed consolidated statements of operations do not reflect non-recurring charges that have been or will be incurred in connection with the Transactions, including (i) certain non-recurring advisory and legal costs already incurred or still to be incurred in connection with the Transactions of approximately $26.7 million, (ii) inventory write-up in purchase accounting of approximately $7.0 million and associated effect on cost of goods sold, (iii) certain payments of approximately $4.1 million to employees and management of Eurand under change-in-control and retention agreements, (iv) bridge facility commitment fees of approximately $7.5 million, (v) charges of approximately $29.1 million related to the write-off of deferred financing costs and original issue discount and redemption premium associated with extinguished borrowings and (vi) significant one-time charges incurred as we seek to realize any cost-savings expected to be achieved as a result of the acquisition. These amounts are before the consideration of potentially associated tax effects. Furthermore, we may enter into certain stock-based or other compensation arrangements with members of the Eurand management team and employees following the Transactions, which are not reflected in the pro forma consolidated financial statements. The terms of such arrangements, if any, have not been determined and, accordingly, the unaudited pro forma condensed consolidated financial statements do not include any effects of such potential arrangements. In addition, the unaudited pro forma condensed consolidated financial statements do not reflect any effects arising from potential changes in functional currency for certain subsidiaries due to changes in organizational structure and financing in connection with the Transactions.

AXCAN INTERMEDIATE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2010

	Historical Axcan	Historical Eurand	Pro Forma Adjustments		Pro Forma Axcan
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$161,503	$37,880	$(123,668	)(A)	$75,715
Short-term investments, available for sale	—	25,214	(25,214)		—
Accounts receivable, net	32,379	27,412	—		59,791
Accounts receivable from parent company	487	—	—		487
Incomes taxes receivable	2,906	—	—		2,906
Inventories	23,866	21,885	7,010	(B)	52,761
Prepaid expenses and deposit	3,277	7,664	—		10,941
Deferred income taxes	2,331	2,436	—		4,767

Total current assets	226,749	122,491	(141,872)		207,368
Property, plant and equipment, net	35,777	46,843	8,714	(B)	91,334
Intangible assets, net	347,962	7,630	408,262	(B)	763,854
Goodwill, net	73,540	37,638	88,368	(B)	199,546
Deferred debt issue expenses	20,443	—	15,054	(A)	35,497
Deferred income taxes	8,706	371	—		9,077
Other investments	—	38	—		38

Total Assets	713,177	215,011	378,526		1,306,714

Liabilities
Current liabilities
Accounts payable and accrued liabilities	94,673	9,150	(9,720	)(B)	94,103
Income taxes payable	3,446	831	—		4,277
Installments on long-term debt	13,163	1,360	(5,700	)(A)	8,823
Accrued expenses and other current liabilities	—	28,829	(291	)(B)	28,538
Deferred income taxes	47	412	—		459

Total current liabilities	111,329	40,582	(15,711)		136,200
Employees severance indemnities	—	5,270	—		5,270
New senior secured credit facilities	—	—	738,787	(A)	738,787
Existing Senior Secured Notes	226,171	—	(226,171)		—
Existing Senior Unsecured Notes	233,094	—	—		233,094
Other long-term debt	122,047	2,380	(122,047	)(A)	2,380
Other long-term liabilities	10,028	4,398	—		14,426
Deferred income taxes	31,540	4,749	64,839	(B)	101,128

Total liabilities	734,209	57,379	439,697		1,231,285

Shareholders’ equity (deficiency)	(21,032)	157,632	(61,171)		75,429

Total liabilities & shareholders’ equity (deficiency)	$713,177	$215,011	$378,526		$1,306,714

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

AXCAN INTERMEDIATE HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 reflects the following pro forma adjustments as further described below:

(A)	The unaudited pro forma condensed consolidated balance sheet gives effect to the following pro forma adjustments related to the Transactions and reflects the related borrowings under the new Senior Secured Term Loan Facility, payment of acquisition consideration and the repayment of certain debt of Axcan. This pro forma condensed consolidated balance sheet gives effect to the Transactions as if they occurred on September 30, 2010.

The following table summarizes the estimated sources and uses of funds for the Transactions assuming the closing occurred as of September 30, 2010:

Sources of funds (in millions)
Cash on hand(1)	$148.9
Amended and restated senior secured credit facilities:
Term loan facility(2)	746.3
Revolving credit facility(3)	—
Equity contribution(4)	140.0

Total sources of funds	$1,035.2

Uses of funds (in millions)
Equity purchase price(5)	$589.6
Payoff of Axcan debt(6)	384.4
Fees and expenses(7)	61.2

Total uses of funds	$1,035.2

(1)	Represents the unrestricted cash and cash equivalents used on the Closing Date to fund the payment of a portion of the consideration for the Transactions. In the first quarter of fiscal 2011, we used $13.2 million of cash to prepay a part of the indebtedness outstanding under the term loan portion of our existing senior secured credit facilities; the table above does not give effect to this payment. Short-term investments, available for sale, of Eurand of $25.2 million were liquidated for cash in conjunction with the Transactions.
(2)	Represents the proceeds of the $750 million Senior Secured Term Loan Facility entered into on the Closing Date, after giving effect to the original issue discount of 0.5% or 3.7 million.
(3)	No amounts were drawn down on the Senior Secured Revolving Credit Facility at the Closing.
(4)	Represents the sum of cash equity contributions in the Company and/or its direct or indirect subsidiaries as of the closing of the Transactions, which was comprised of equity provided directly and indirectly by the Sponsors and the co-investors.
(5)	Represents the aggregate amount of the purchase price of $12.00 per share for all eligible shares of Eurand.
(6)	Represents funds used to repay indebtedness outstanding (including accrued interest and unamortized original issue discount and redemption premium) under our existing senior secured notes and our existing term loan.
(7)	Reflects fees, expenses and other costs incurred in connection with the Transactions, including placement and financing fees, advisory fees, transaction fees paid to TPG Capital, L.P. (“TGP Capital”), change-in-control payments and other transaction costs and professional fees.
(B)

The Eurand acquisition has been accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and noncontrolling interests. The accounting standards require the estimated acquisition consideration to be allocated to assets, including indentified intangible assets, which will be amortized over the respective useful lives for those deemed to have finite lives, and liabilities based on their estimated fair values. The pro forma adjustments have been based on a preliminary estimate of fair value by management. The final purchase price allocation may include an adjustment for any changes in the value of inventory, property, plant and equipment, goodwill and identified intangible assets, with the assistance of an outside appraisal to be performed after the completion of the Transactions. The following table sets forth the preliminary allocation of consideration:

(in thousands)
Purchase consideration	$589,555

Historical net book value of net assets acquired	157,632
Less: Pre-closing expenses to be recorded	15,883
Less: Axcan-related deferred revenue	(291)
Less: Goodwill previously recorded	37,638

Historical net book value of net assets acquired, as adjusted	104,402

Initial excess purchase price over historical net book value of net assets acquired	485,153

Purchase accounting adjustments:
Increase in inventory(i)	7,010
Increase in Intangible assets(ii)	408,262
Increase in Property Plant and Equipment(iii)	8,714
Change in Deferred income taxes(iv)	(64,839)

Less: Total purchase accounting adjustments	359,147

Pro forma goodwill	$126,006

(i)	Reflects the adjustment of historical inventories to their estimated fair value. This inventory adjustment will result in a charge included in cost of sales in the three to six months subsequent to the consummation of the Transactions during which the related inventories are sold. Due to its non-recurring impact, the detriment to cost of sales is not reflected in the unaudited pro forma combined condensed statement of operations.
(ii)	The preliminary estimated fair values and useful lives for identifiable intangible assets are included in the table below:

	Estimated Average Useful Lives	Estimated Fair Value	Historical Value	Pro forma Adjustment
	(years)	($ in thousands)
Definite-lived intangible assets	17.04	$415,892	$7,630	$408,262

(iii)	Represents the preliminary estimated fair value adjustment for property plan and equipment, primarily related to machinery and equipment.
(iv)	Represents the estimated impact on deferred income tax balances, net of valuation allowances, resulting from the pro forma purchase accounting adjustments at the applicable rate for the respective jurisdictions.

AXCAN INTERMEDIATE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2010

	Historical Axcan	Historical Eurand	Pro Forma Adjustments		Pro Forma Axcan
	(in thousands)
Total revenue	$354,587	$184,377	$(34,966	)(A)	$503,998
Cost of goods sold	130,915	81,901	(73,714	)(A),(B)	139,102
Selling and administrative expenses	115,033	69,923	(3,088	)(B),(C)	181,868
Management fees	4,412	—	(44	)(D)	4,368
Research and development expenses	31,715	29,886	(1,883	)(B),(C)	59,718
Acquired in-process research	7,948	—	—		7,948
Depreciation and amortization	61,011	1,706	29,594	(B),(E)	92,311
Impairment of intangible assets and goodwill	107,158	—	—		107,158
Other expenses	—	1,250	—		1,250

Operating income	(103,605)	(289)	14,169		(89,725)

Financial expenses	64,956	57	15,759	(F)	80,772
Interest income	(688)	(195)	546	(G)	(337)
Other income	(9,704)	—	—		(9,704)
Loss (gain) on foreign currency	1,247	(908)	—		339

Income (loss) before income taxes	(159,416)	757	(2,136)		(160,795)
Income taxes	10,950	2,710	(10,030	)(H)	3,630

Net loss	$(170,366)	$(1,953)	$7,894		$(164,425)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.

AXCAN INTERMEDIATE HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

The unaudited pro forma condensed consolidated statements of operations reflect the results for the Company for the fiscal year ended September 30, 2010.

(A)	Represents the elimination of $35.0 million of product sales and royalties between Eurand and Axcan, an elimination of Axcan’s cost of sales for Eurand-sourced inventories of $22.1 million, and the elimination of certain PEP-related charges stemming from intercompany transactions.
(B)	Represents reclassification of Eurand’s depreciation expense to conform to Axcan accounting policies.
(C)	Represents the elimination of $2.6 million of expenses that have been incurred in historical periods in connection with the Transaction that will not have a continuing impact.
(D)	Reflects the change in the annual management fee to be paid to TPG Capital in accordance with the existing management agreement as a result of the change in the Pro Forma Adjusted EBITDA.
(E)	Represents the pro forma adjustment to depreciation and amortization due to the acquisition accounting and the resulting step-up in the values of certain previously recorded intangible assets and tangible assets and the recognition of additional intangible assets (in thousands):

	12 months period Ended on September 30, 2010
	Amortization	Depreciation	Total
Pro forma	24,989	6,311	31,300
Historical—Eurand	1,706	8,582	10,288

Pro forma adjustment	23,283	(2,271)	21,012

(F)	Represents pro forma interest expense resulting from our new capital structure upon consummation of the Transactions (in thousands):

Fiscal Year Ended September 30, 2010
Existing senior unsecured notes(1)	$29,963
Amended and restated senior secured credit facilities:
Term loan facility(2)	41,250
Revolving credit facility(3)	1,023
Amortization of debt issuance costs and issuance discount(4)	8,536

Total pro forma interest expense	80,772
Less: Historical interest expense	65,013

Pro forma adjustment	$15,759

(1)	Represents interest expense on our existing 12.75% senior unsecured notes due March 2016.
(2)	Represents pro forma interest expense for our new Senior Secured Term Loan Facility based on an interest rate of 5.50%. Interest is based on the higher of LIBOR or 1.50% plus an applicable margin of 4.00%.
(3)	Represents pro forma interest expense related to our Senior Secured Revolving Credit Facility based on a commitment fee in respect to the unutilized extended commitments of such facility at a rate equal to 0.75% per annum and in respect to the unextended commitments of such facility at a rate equal to 0.50% per annum. The unaudited pro forma statements of operations assume that we do not draw any amounts from our Senior Secured Revolving Credit Facility during the periods presented.

(4)	Represents non-cash interest expense related to capitalized debt issuance costs and original issuance discount that are being amortized over the term of the related facilities, including six years for the new Senior Secured Term Loan Facility and 3.4 and 5.0 years for, respectively, the unextended commitments and extended commitments of the new Senior Secured Revolving Credit Facility.

Above pro forma financial expenses include an original issuance discount of 0.5% on our Senior Secured Term Loan Facility and no original issuance discount on our Senior Secured Revolving Credit Facility. To the extent LIBOR is above 1.50%, a change in LIBOR of 0.125%-point would change our interest expenses by $0.9 million.

(G)	Reflects an adjustment to eliminate interest income that would not have been earned due to lower pro forma cash and cash equivalents.
(H)	Represents the estimated tax effects of the Transactions, including:

•	The estimated tax effects of the pro forma purchase accounting adjustments described above, measured at the applicable rate for the respective jurisdictions; and

•	The expected benefit of certain intragroup debt restructurings and agreements, net of associated valuation allowances.

The pro forma effective tax rate differs from the statutory rate due to the relatively large impact of actual permanent differences on relatively small pro forma income before tax, valuation allowances on deferred tax assets in certain jurisdictions, and the expected impact of foreign withholding taxes upon repatriation of foreign earnings.